Exhibit 99.1
Bakkt Reports Fourth Quarter and Full Year 2023 Results
Quarterly gross crypto services revenues of $199.4 million and associated crypto costs and execution, clearing and brokerage fees of $197.8 million
Quarterly total revenues of $214.5 million include gross crypto revenues and net loyalty revenues; full year total revenues of $780.1 million
Quarterly total operating expenses of $293.0 million. Quarterly operating expenses excluding crypto costs, execution, clearing and brokerage fees and goodwill, intangible and long-lived assets impairments were $27.8 million, down 55% year-over-year
Recently completed initial closing of $42.4 million of gross proceeds from concurrent registered direct offerings with third-party investors and Intercontinental Exchange (“ICE”) to strengthen liquidity and balance sheet position
Expansion of institutional crypto capabilities with recent launch of Collaborative Custody and expected launch of institutional trading services in Q3 2024
Updated expected full year 2024 outlook. Total revenues for full year 2024 expected to grow significantly year-over-year to $3,292 million - $5,114 million. Operating cash flow usage for full year 2024 expected to decline ~70% year-over-year to $58 million - $72 million

ALPHARETTA, GA – March 25, 2024 – Bakkt Holdings, Inc. (“Bakkt”) (NYSE: BKKT) announced its financial and operational results for the quarter and full year ended December 31, 2023.

“Bakkt has built a robust foundation and we are in a prime position as we enter the next phase of our journey to commercialize our platform and scale our business,” said Andy Main, incoming President and Chief Executive Officer of Bakkt. “Our focus for 2024 is on a set of strategic initiatives that will provide our business with efficient scale, including broadening our client network, expanding our product set and prudently managing expenses. With our newly strengthened balance sheet which helped put us in a position to alleviate the conditions that raised doubt about our ability to continue as a going concern, and improving crypto market conditions, we are excited about the opportunities in 2024 to execute on our key priorities and drive our company towards profitability. It is an honor to become the Chief Executive Officer of Bakkt and have the opportunity to lead the organization at this pivotal moment in the company’s journey.”

Our 2024 key priorities include:
1.Broaden client network and deepen existing relationships – continue recent momentum in expanding and activating our client network. Our recently signed new retail and institutional clients include Bitcoin ETF providers, crypto native companies, neobanks and fintechs. Continue to execute on international “land and expand” strategy, including Latin America, Spain, Hong Kong, Singapore and Taiwan where our crypto capabilities are currently live.

2.Expand our products and solutions – we plan to leverage our newly enhanced secure, compliant and trusted institutional-grade custody platform as a secure foundation to build incremental higher margin complementary institutional crypto solutions. We recently launched Collaborative Custody and expect to launch institutional trading in Q3 2024. These complementary products are expected to provide attractive opportunities to significantly grow revenue with minimal costs. We will be able to efficiently bring new institutional capabilities to market by leveraging our strategic partnerships, while requiring minimal internal technology development work and resources.
•Collaborative Custody - we are partnering with Unchained Capital, a prominent player in collaborative custody, to provide multi-signature wallets and key management services, contributing to enhanced security for digital asset storage; and
•Institutional trading - we plan to launch a high-performance, low-cost, institutional trading venue. This trading venue will be in the form of an Electronic Communication Network (“ECN”), which is a technology-based solution that automatically matches and executes trades with best available pricing and high-speed performance. We expect to deliver an institutional-grade trading experience for our clients with this new offering.

3.Prudent expense management – continue to reduce our operating expenses through prudent firmwide expense management initiatives. Our second half 2023 operating expenses excluding crypto costs, execution, clearing and brokerage fees and goodwill, intangible and long-lived assets impairments were down 42% from the first half of 2023. We expect full year 2024 operating expenses to decline 13-18% year-over-year as we remain focused on preserving our strong balance sheet with prudent expense management and judicious capital allocation decisions.

Full Year 2024 Outlook
•Full year 2024 revenues expected to be $3,292 million - $5,114 million; includes gross crypto revenues of $3,239 million -$5,057 million and net loyalty revenues of $53 million - $57 million.
•Full year 2024 crypto costs expected to be $3,220 million - $5,027 million, in line with gross crypto revenues.
•Full year 2024 total operating expenses excluding crypto costs, execution, clearing and brokerage fees and goodwill, intangible and long-lived assets impairments expected to be $160 million - $170 million.
•Full year 2024 net cash used in operating activities expected to be ($58 million) – ($72 million).
•Full year 2024 free cash flow usage (non-GAAP) expected to be ($65 million) - ($79 million).
•End of year available cash, cash equivalents and available-for-sale securities of $35 million - $50 million.

Fourth Quarter Financial Highlights (unaudited)
Fourth quarter 2023 results include Bakkt Crypto (f/k/a Apex Crypto, LLC), which we acquired on April 1, 2023. In accordance with GAAP, we are presenting crypto services revenue and crypto costs and execution, clearing and brokerage fees on a gross basis since we are a principal in those transactions.

$ in millions	4Q23	4Q22	Increase/ (decrease)
Total revenues	$214.5	$15.9	N.M.
Crypto costs and execution, clearing and brokerage fees	197.8	0.3	N.M.
Goodwill, intangible and long-lived assets impairments	67.4	285.9	(76%)
Operating expenses, excluding crypto costs, execution, clearing and brokerage fees and goodwill, intangible and long-lived assets impairments	27.8	61.7	(55%)
Total operating expenses	293.0	347.9	(16%)
Operating loss	(78.5)	(332.0)	(76%)
Net loss	(78.7)	(326.4)	(76%)
Adjusted EBITDA loss (non-GAAP)	$(19.0)	$(30.5)	(38%)
Note: “N.M” denotes Not Meaningful

•Key performance indicators (including historical Bakkt Crypto data for comparison purposes):
oCrypto enabled accounts of 6.2 million have continued to increase steadily year-over-year.
oTransacting accounts of 915,000 decreased 39% year-over-year, due to industrywide slowdown in crypto activity.
oNotional traded volume of $442 million decreased 35% year-over-year, primarily due to lower activity levels from Webull Pay customers and lower loyalty redemption activity in merchandise, travel and gift cards.
oAssets under custody of $702 million increased 41% year-over-year, due to higher coin prices.
•Total revenues of $214.5 million reflect a significant increase in gross crypto services revenues driven by our acquisition of Bakkt Crypto. Net loyalty revenues of $15.1 million decreased 4% year-over-year driven by lower service revenue.
•Total operating expenses of $293.0 million reflect a significant increase in crypto costs and execution, clearing and brokerage fees driven by our acquisition of Bakkt Crypto. Fourth quarter expenses included non-cash intangible assets impairments of $37.2 million and non-cash long-lived assets impairments of $30.2 million. These charges were recognized in accordance with U.S. generally accepted accounting principles and a result of various analyses, including fair valuing our intangible assets, lower growth expectations for the loyalty business and cash flow analyses.
•Operating loss of $78.5 million decreased year-over-year due to larger goodwill and intangible assets impairments recorded in the prior year.
•Net loss of $78.7 million decreased year-over-year.
•Adjusted EBITDA loss (non-GAAP) of $19.0 million decreased 38% year-over-year primarily due to a reduction in compensation and benefits costs.

Full Year Financial Highlights

$ in millions	FY23	FY22	Increase/ (decrease)
Total revenues	$780.1	$56.2	N.M.
Crypto costs and execution, clearing and brokerage fees	722.3	1.7	N.M.
Goodwill, intangible and long-lived assets impairments	90.8	1,833.6	(95%)
Operating expenses, excluding crypto costs, execution, clearing and brokerage fees and goodwill, intangible and long-lived assets impairments	195.0	239.9	(19%)
Total operating expenses	1,008.0	2,075.1	(51%)
Operating loss	(227.9)	(2,018.9)	(89%)
Net loss	(225.8)	(1,989.9)	(89%)
Adjusted EBITDA loss (non-GAAP)	$(93.9)	$(119.7)	(22%)

•Key performance indicators (including historical Bakkt Crypto data for comparison purposes):
oNotional traded volume of $1,974.3 million decreased 49% year-over-year, primarily due to lower industrywide volume and lower activity levels from Webull Pay customers.
•Total revenues of $780.1 million reflect a significant increase in gross crypto services revenues driven by our acquisition of Bakkt Crypto. Net loyalty revenues of $53.1 million decreased 2% year-over-year driven by lower service revenue.
•Total operating expenses of $1,008.0 million reflect a significant increase in crypto costs and execution, clearing and brokerage fees driven by our acquisition of Bakkt Crypto.
•Operating loss of $227.9 million decreased year-over-year due to larger goodwill and intangible assets impairments recorded in the prior year.
•Net loss of $225.8 million decreased year-over-year.
•Adjusted EBITDA loss (non-GAAP) of $93.9 million decreased 22% year-over-year primarily due to a reduction in compensation and benefits costs.

Webcast and Conference Call Information
Bakkt will host a conference call at 5:00 PM ET, March 25, 2024. The earnings conference call will be webcast live and archived on the on the investor relations section of Bakkt’s corporate website under the ‘Events & Presentations’ section, along with any related earnings materials.
Investors and analysts interested in participating in the call are invited to dial (833) 470-1428 or (404) 975-4839, and reference participant access code 563811 approximately ten minutes prior to the start of the call.

###

About Bakkt
Founded in 2018, Bakkt builds solutions that enable our clients to grow with the crypto economy. Through institutional-grade custody, trading, and onramp capabilities, our clients leverage technology that’s built for sustainable, long-term involvement in crypto.
Bakkt is headquartered in Alpharetta, GA. For more information, visit: https://www.bakkt.com/ |
X (Formerly Twitter) @Bakkt | LinkedIn https://www.linkedin.com/company/bakkt/.

Bakkt-E
Source: Bakkt Holdings, Inc.

Contacts

Investor Relations
Ann DeVries, Head of Investor Relations
Ann.DeVries@bakkt.com

Media
press@bakkt.com

Note on Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements include, but are not limited to, Bakkt’s guidance and outlook, including for the full fiscal year 2024, and the trends and assumptions underlying such guidance and outlook, Bakkt’s preliminary financial results and the timing for Bakkt announcing its audited financial results, Bakkt’s plans and expectations for fiscal year 2024, including statements about new products and features, growth, Bakkt’s expectations regarding the crypto economy market growth, and Bakkt’s beliefs regarding its future goals, among others. Forward-looking statements can be identified by words such as “will,” “likely,” “expect,” “continue,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” “projection,” “outlook,” “grow,” “progress,” “potential” or words of similar meaning. Such forward-looking statements are based upon the current beliefs and expectations of Bakkt’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Bakkt’s control. Actual results and the timing of events may differ materially from the results anticipated in such forward-looking statements as a result of the following factors, among others: the Company’s ability to continue as a going concern; the Company’s ability to grow and manage growth profitably; changes in the Company’s business strategy; the Company’s ability to integrate its acquisitions and achieve desired synergies; the Company’s future capital requirements and sources and uses of cash, including funds to satisfy its liquidity needs; the Company’s inability to maintain the listing of its securities on the New York Stock Exchange; changes in the market in which the Company competes, including with respect to its competitive landscape, technology evolution or changes in applicable laws or regulations; changes in the markets that the Company targets; disruptions in the crypto market that subject the Company to additional risks, including the risk that banks may not provide banking services to the Company; the possibility that the

Company may be adversely affected by other economic, business, and/or competitive factors; the inability to launch new services and products or to profitably expand into new markets and services; the inability to execute the Company’s growth strategies, including identifying and executing acquisitions and the Company’s initiatives to add new clients; the Company’s failure to comply with extensive government regulation, oversight, licensure and appraisals; uncertain regulatory regime governing blockchain technologies and crypto; the inability to develop and maintain effective internal controls and procedures; the exposure to any liability, protracted and costly litigation or reputational damage relating to the Company’s data security; the impact of any goodwill or other intangible assets impairments on the Company’s operating results; and other risks and uncertainties indicated in the Company’s filings with the Securities and Exchange Commission. You are cautioned not to place undue reliance on such forward-looking statements. Such forward-looking statements relate only to events as of the date on which such statements are made and are based on information available to us as of the date of this press release. Unless otherwise required by law, we undertake no obligation to update any forward-looking statements made in this press release to reflect events or circumstances after the date of this press release or to reflect new information or the occurrence of unanticipated events.

Definitions
Crypto-enabled accounts: total crypto accounts open.
Transacting accounts: unique accounts that perform at least one transaction across crypto buy/sell and loyalty redemption each month. Monthly figures are de-duped for the month. Quarterly figure represents sum of all months in the quarter.
Notional traded volume: total notional volume of transactions across crypto buy/sell and loyalty redemption. Figures represent gross values recorded as of order date.
Assets under custody: the sum of coin quantities held by customers multiplied by the final quote for each coin on the last day of the quarter.

Non-GAAP Financial Measures
Adjusted EBITDA is a non-GAAP financial measure, which we define as earnings before interest, income taxes, depreciation, amortization, acquisition-related expenses, share-based and unit-based compensation expense, goodwill and intangible assets impairments, restructuring charges, changes in the fair value of our warrant liability and certain other non-cash and/or non-recurring items that do not contribute directly to our evaluation of operating results and are not components of our core business operations. Adjusted EBITDA provides management with an understanding of earnings before the impact of investing and financing transactions and income taxes, and the effects of aforementioned items that do not reflect the ordinary earnings of our operations. This measure may be useful to an investor in evaluating our performance. Adjusted EBITDA is not a measure of our financial performance under GAAP and should not be considered as an alternative to net income (loss) or other performance measures derived in accordance with GAAP. Our definition of Adjusted EBITDA may not be comparable to similarly tied measures used by other companies.

Non-GAAP financial measures like Adjusted EBITDA have limitations, should be considered as supplemental in nature and are not meant as a substitute for the related financial information prepared in accordance with GAAP. The non-GAAP financial measures should be considered alongside other financial performance measures, including net loss and our other financial results presented in accordance with GAAP.

Reconciliation of GAAP Net Loss to Non-GAAP Adjusted EBITDA Loss (unaudited)

$ in millions	4Q23	4Q22	FY23	FY22
Net loss	$(78.7)	$(326.4)	$(225.8)	$(1,989.9)
Depreciation and amortization	3.1	7.0	13.9	25.4
Interest (income) expense, net	(0.8)	(1.0)	(4.3)	(1.9)
Income tax expense (benefit)	0.0	(2.5)	0.4	(11.3)
EBITDA	$(76.4)	$(322.9)	$(215.8)	$(1,977.8)
Acquisition-related expenses	(12.8)	4.5	4.3	5.7
Share-based and unit-based compensation expense	1.2	2.9	16.8	32.1
Cancellation of common units	---	---	(0.0)	(0.2)
Loss (gain) from change in fair value of warrant liability	0.7	(3.5)	1.6	(16.6)
Goodwill and intangible assets impairments	37.2	274.4	60.5	1,822.1
Impairment of long-lived assets	30.2	11.5	30.3	11.5
Restructuring expenses	0.1	2.3	4.6	2.3
Transition services expense	0.8	0.3	3.9	1.2
Adjusted EBITDA loss	$(19.0)	$(30.5)	$(93.9)	$(119.7)

Free Cash Flow is a non-GAAP financial measure. Free Cash Flow is cash flow from operations adjusted for “capitalized internal use software development costs and other capital expenditures” and “interest income.” We adjust for capitalized expenses associated with internally developed software for our technology platforms given they are a large component of our ongoing expense base given our position as a technology platform company.
Information reconciling forward-looking Free Cash Flow to the comparable GAAP financial measure is unavailable to us without unreasonable effort. We are not able to provide a reconciliation of forward-looking Free Cash Flow to the comparable GAAP financial measure because certain items required for such reconciliations are outside of our control and/or cannot be reasonably predicted, such as timing of customer payments for account receivables and payment terms for operating expenses. Preparation of such reconciliations would require a forward-looking statement of income and statement of cash flow, prepared in accordance with GAAP, and such forward-looking financial statements are unavailable to us without unreasonable effort (as specified in the exception provided by Item 10(e)(1)(i)(B) of Regulation S-K). We provide a range for our Free Cash Flow forecast that we believe will be achieved, however we cannot accurately predict all the components of the Free Cash Flow calculation. We provide a Free Cash Flow because we believe that Free Cash Flow, when viewed with our results under GAAP, provides useful information for the reasons noted above. However, Free Cash Flow is not a measure of liquidity under GAAP and, accordingly, should not be considered as an alternative to net cash used in operating activities as an indicator of liquidity.

Reconciliation of Operating Cash Flow to Non-GAAP Free Cash Flow ($ in millions) (unaudited)

	FY 2024E
$ in millions	Low	High
Net cash used in operating activities	($58)	($72)
Capex	(4)	(4)
Interest income, net	(3)	(3)
Free Cash Flow	($65)	($79)

Consolidated Balance Sheets

$ in millions	As of 12/31/23	As of 12/31/22
Assets
Current assets
Cash and cash equivalents	$52.9	$98.3
Restricted cash	31.8	16.5
Customer funds	32.9	0.6
Available-for-sale securities	17.4	141.1
Accounts receivable, net	29.7	25.3
Prepaid insurance	13.0	22.8
Safeguarding asset for crypto	701.6	15.8
Other current assets	3.3	6.1
Total current assets	882.6	326.5
Property, equipment and software, net	0.1	19.7
Goodwill	68.0	15.9
Intangible assets, net	2.9	55.8
Deposits with clearinghouse	0.2	15.2
Other assets	13.1	22.5
Total assets	$966.9	$455.5
Liabilities and stockholders' equity
Current liabilities
Accounts payable and accrued liabilities	$55.4	$66.8
Customer funds payable	32.9	0.6
Deferred revenue, current	4.3	4.0
Due to related party	3.2	1.2
Safeguarding obligation for crypto	701.6	15.8
Other current liabilities	4.7	3.8
Total current liabilities	802.1	92.1
Deferred revenue, noncurrent	3.2	3.1
Warrant liability	2.4	0.8
Other noncurrent liabilities	23.5	23.4
Total liabilities	831.2	119.4
Stockholders' equity
Class A common stock ($0.0001 par value, 750,000,000 shares authorized, 94,845,942 shares issued and outstanding as of 12/31/23 and 80,926,843 shares outstanding as of 12/31/22)	0.0	0.0
Class V common stock ($0.0001 par value, 250,000,000 shares authorized, 180,001,606 shares issued and outstanding as of 12/31/23 and 183,482,777 shares outstanding as of 12/31/22)	0.0	0.0
Additional paid-in capital	799.7	773.0
Accumulated other comprehensive loss	(0.1)	(0.3)
Accumulated deficit	(751.3)	(676.4)
Total stockholders' equity	48.3	96.3
Noncontrolling interest	87.4	239.8
Total equity	135.7	336.1
Total liabilities and stockholders' equity	$966.9	$455.5

Consolidated Statements of Operations (unaudited)

$ in millions	4Q23	4Q22	FY23	FY22
Revenues:
Crypto services	$199.4	$0.3	$727.0	$1.7
Loyalty services, net	15.1	15.6	53.1	54.5
Total revenues	214.5	15.9	780.1	56.2
Operating expenses:
Crypto costs	196.9	0.3	718.5	1.7
Execution, clearing and brokerage fees	0.9	---	3.8	---
Compensation and benefits	16.2	31.9	102.0	139.0
Professional services	3.2	2.2	10.4	11.5
Technology and communication	5.2	4.4	20.8	17.1
Selling, general and administrative	11.7	8.4	33.4	35.4
Acquisition-related expenses	(12.8)	4.5	4.3	5.7
Depreciation and amortization	3.1	7.0	13.9	25.4
Related party expenses	0.8	0.3	3.9	1.2
Goodwill and intangible assets impairments	37.2	274.4	60.5	1,822.1
Impairment of long-lived assets	30.2	11.5	30.3	11.5
Restructuring expenses	0.1	2.3	4.6	2.3
Other operating expenses	0.4	0.6	1.6	2.3
Total operating expenses	293.0	347.9	1,008.0	2,075.1
Operating loss	(78.5)	(332.0)	(227.9)	(2,018.9)
Interest income, net	0.8	1.0	4.3	1.9
(Loss) gain from change in fair value of warrant liability	(0.7)	3.5	(1.6)	16.6
Other expense, net	(0.3)	(1.5)	(0.2)	(0.9)
Loss before income taxes	(78.7)	(328.9)	(225.4)	(2,001.3)
Income tax (expense) benefit	(0.0)	2.5	(0.4)	11.3
Net loss	(78.7)	(326.4)	(225.8)	(1,989.9)
Less: Net loss attributable to noncontrolling interest	(52.0)	(229.1)	(151.0)	(1,411.8)
Net loss attributable to Bakkt Holdings, Inc.	$(26.7)	$(97.2)	$(74.9)	$(578.1)

Net loss per share attributable to Class A common stockholders
Basic	$(0.29)	$(1.23)	$(0.84)	$(8.12)
Diluted	$(0.29)	$(1.25)	$(0.84)	$(8.12)

Consolidated Statements of Cash Flows (unaudited)

$ in millions	4Q23	4Q22	FY23	FY22
Cash flows from operating activities:
Net loss	$(78.7)	$(326.4)	$(225.8)	$(1,989.9)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3.1	7.0	13.9	25.4
Change in fair value of contingent consideration liability	(13.1)	---	(3.0)	---
Non-cash lease expense	0.8	0.8	3.1	2.7
Share-based compensation expense	1.2	2.7	15.5	31.6
Unit-based compensation expense	0.0	0.2	1.3	0.6
Forfeiture and cancellation of common units	---	---	(0.0)	(0.2)
Deferred income taxes	---	(2.7)	---	(11.6)
Impairment of long-lived assets	30.2	11.5	30.3	11.5
Goodwill and intangible assets impairments	37.2	274.4	60.5	1,822.1
Loss on disposal of assets	0.0	3.8	0.1	3.8
Loss (gain) from change in fair value of warrant liability	0.7	(3.5)	1.6	(16.6)
Other	0.0	0.1	0.0	0.3
Changes in operating assets and liabilities:
Accounts receivable	(6.9)	(3.2)	(10.0)	(7.2)
Prepaid insurance	(1.0)	(2.2)	9.8	9.4
Deposits with clearinghouse	---	---	15.0	---
Accounts payable and accrued liabilities	6.3	11.4	(8.0)	0.7
Due to related party	1.5	0.3	2.1	0.6
Deferred revenue	0.3	(0.3)	0.4	(2.4)
Operating lease liabilities	(0.9)	(0.1)	(3.0)	4.2
Customer funds payable	4.7	---	32.3	---
Other assets and liabilities	4.6	2.7	3.4	(2.4)
Net cash used in operating activities	(10.2)	(23.7)	(60.7)	(117.6)
Cash flows from investing activities:
Capitalized internal-use software development costs and other capital expenditures	(1.5)	(8.0)	(9.4)	(30.5)
Purchase of available-for-sale securities	(17.2)	(117.8)	(61.8)	(306.6)
Proceeds from the maturity of available-for-sale securities	22.6	90.5	185.8	165.2
Acquisition of Bumped Financial, LLC	---	---	(0.6)	---
Acquisition of Bakkt Crypto LLC, net of cash acquired	---	---	(47.9)	---
Net cash provided by (used in) investing activities	3.8	(35.4)	66.0	(172.0)
Cash flows from financing activities:
Repurchase and retirement of Class A common stock	(0.1)	(2.6)	(2.6)	(2.6)
Proceeds from the exercise of warrants	---	---	---	0.0
Net cash used in financing activities	(0.1)	(2.6)	(2.6)	(2.6)
Effect of exchange rate changes	0.5	0.1	0.4	(0.9)
Net (decrease) increase in cash, cash equivalents, restricted cash, deposits and customer funds	(6.0)	(61.5)	3.1	(293.0)
Cash, cash equivalents, restricted cash, deposits and customer funds at the beginning of the period	124.5	177.0	115.4	408.4
Cash, cash equivalents, restricted cash, deposits and customer funds at the end of the period	$118.5	$115.4	$118.5	$115.4